Exhibit 99.1

Thursday, July 15, 2004	Roger Bosma
President & CEO

Joseph F. Hurley
EVP & CFO
973-697-2000

Lakeland Bancorp Reports $3.7 Million in Second Quarter Net Income

Oak Ridge, NJ – July 15, 2004 —Lakeland Bancorp, Inc. (Nasdaq: LBAI) reported second quarter Net Income of $3.7 million, which equaled Net Income for the same period in 2003. Diluted earnings per share was $0.23 per share compared to $0.25 per share for the second quarter 2003. This decrease reflects an increase in outstanding shares following the acquisition of CSB Financial Corp., (“CSB”) in August 2003. Annualized Return on Average Assets was 0.93% and Annualized Return on Average Equity was 13.28% for the second quarter of 2004.

Net Income for the first six months of 2004 was $7.3 million, which equaled Net Income for the same period last year. Diluted earnings per share was $0.45 compared to $0.48 per share for the first six months of 2003. Return on Average Assets was 0.92% and Return on Average Equity was 13.00%.

Lakeland Bancorp also announced that it has declared a quarterly cash dividend of $0.10 per common share. The cash dividend will be paid on August 13, 2004 to holders of record as of the close of business on July 30, 2004.

Roger Bosma, Lakeland Bancorp’s President and CEO said, “We are pleased to announce the closing of our acquisition of Newton Financial Corp. effective July 1, 2004. This acquisition solidifies our position as the predominant bank in Sussex County and enables us to deploy our resources over a larger asset base.”

-continued-

Earnings

Net Interest Income

Net interest income for the second quarter of 2004 was $13.6 million or 9% higher than the $12.5 million earned in the second quarter of 2003. Net interest margin decreased to 3.80% from 4.34% in the second quarter of 2003 while average earning assets rose 25%. The Company’s average cost of interest bearing liabilities increased 5 basis points from 1.48% in the second quarter of 2003 to 1.53% in the second quarter of 2004 primarily due to the issuance of the $56.7 million in trust-preferred securities. Two of the trusts were funded in June 2003 and the third in December 2003. The Company’s yield on interest earning assets declined 46 basis points from 5.53% in the second quarter of 2003 to 5.07% in the second quarter of 2004 primarily from the larger percentage of earning assets in investment securities, as deposit growth outpaced loan growth.

Year-to-date, net interest income was $27.2 million, or 10% higher than the $24.8 million reported for the first six months of 2003. Net interest margin decreased to 3.83% for the first half of 2004 from 4.41% for the same period last year, while average earning assets rose 26%. The Company’s yield on earning assets decreased from 5.68% in 2003 to 5.14% for the first six months of 2004. The Company’s cost of interest bearing liabilities decreased from 1.59% in 2003 to 1.57% for the first six months of 2004.

Noninterest income

Noninterest income, including gains on investment securities sold, totaled $3.3 million or 4% higher than the second quarter of 2003. Gains on sales of investment securities were $413,000 in second quarter 2004 compared to gains of $487,000 for the same period last year. The total in 2004 includes a $400,000 gain that reflects the collection in full of a corporate bond that had been previously written-down. Excluding the gains on sales of securities, noninterest income totaled $2.9 million and was $205,000, or 8% higher than the second quarter of 2003. Commissions and fees increased 18% to $729,000 due to increased loan fees collected and an increase in investment commission income, while other income increased 21% to $347,000, primarily due to an increase in income on bank owned life insurance.

Noninterest income, including gains on investment securities sold, totaled $6.2 million for the first six months of 2004, or 7% higher than the same period last year. Gains on sales of investment securities were $416,000 for the first six months of 2004 as compared to $752,000 last year. Excluding the gains on sales of securities, non-interest income totaled $5.8 million and was $764,000, or 15% higher than the first six months of 2003. Service charges on deposit accounts increased 12% to $3.7 million primarily due to higher return item charges. Commissions and fees increased 18% to $1.4 million due to increases in loan fees collected and investment commission income, while other income increased 32% to $727,000 primarily due to an increase in income on bank owned life insurance.

Noninterest expense

Noninterest expense for the second quarter of 2004 was $10.6 million, an increase of 13% compared to the second quarter of 2003. This increase reflects higher salary and benefit expense due to branch expansion following the acquisition of CSB, as well as normal salary and benefit increases. Occupancy and equipment expenses increased by 19% primarily due to costs incurred at the four new branches of CSB. Other noninterest expenses increased by 14% in the second quarter of 2004 primarily due to legal, marketing, and CSB related costs.

-continued-

For the first six months of 2004, noninterest expense was $20.9 million compared to $18.4 million in 2003, an increase of $2.5 million or 14%. Of this overall increase, salary and benefit costs increased by $1.1 million or 11%. Occupancy and equipment expenses increased by $426,000, or 13%, reflecting the costs incurred at the four new CSB branches. Other expenses increased $1.0 million or 20%, primarily due to increased legal fees and marketing expenses.

Financial Condition

At June 30, 2004, total assets were $1.642 billion, an increase of $57.1 million or 4% from year-end. (It should be noted that this total does not reflect the assets of $316.0 million of Newton Financial Corp., which merged into Lakeland Bancorp as of July 1, 2004.)

Loans

In the first half of 2004, total loans increased by $40.1 million or 5% from year-end. Commercial loans increased $30.0 million or 7% from year-end, while residential mortgage and consumer and home equity loans showed minor increases for the year.

Asset Quality

At June 30, 2004, non-performing assets totaled $15.7 million (0.96% of total assets) including $10.5 million related to commercial lease pools (0.64% of total assets) and $5.2 million of other non-performing assets (0.32% of total assets). The Allowance for Loan and Lease Losses totaled $17.3 million at June 30, 2004 and represented 1.94% of total loans. During the first half of 2004, the Company had net charge-offs of $1.3 million.

Deposits

At June 30, 2004, total deposits were $1.417 billion, an increase of $91.1 million or 7% from December 31, 2003. Core deposits, which are defined as noninterest bearing deposits and savings and interest bearing transaction accounts, increased by $100.4 million or 10% to $1.139 billion. Core deposits, as defined, represent 80% of total deposits, up from 78% at year-end.

Capital

Stockholders’ equity was $110.3 million and book value per common share was $6.89. As of June 30, 2004, the Company’s leverage ratio was 7.92%. Tier I and total risk based capital ratios were 12.79% and 15.73%, respectively. These regulatory capital ratios exceed those necessary to be considered a well-capitalized institution under Federal guidelines.

The information disclosed in this document includes various forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to the merger of Newton into Lakeland Bank, corporate objectives, and other financial and business matters. The words “anticipates”, “projects”, “intends”, “estimates”, “expects”, “believes”, “plans”, “may”, “will”, “should”, “could”, and other similar expressions are intended to identify such forward-looking statements. Lakeland cautions that these forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from such forward-looking statements. The following factors, among others, could cause actual results to differ materially and adversely from such forward-looking statements: operational factors relating to the performance of Lakeland Bank and Newton, market conditions, competitive conditions and general economic conditions. Any statements made by Lakeland that are not historical facts should be considered to be forward-looking statements. Lakeland is not obligated to update and does not undertake to update any of its forward-looking statements made herein.

Lakeland Bancorp, Inc.

Financial Highlights

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
	(Dollars in thousands except per share amounts)
INCOME STATEMENT
Net Interest Income	$13,596	$12,455	$27,154	$24,765
Provision for Possible Loan Losses	(875)	(750)	(1,750)	(1,500)
Noninterest Income	2,915	2,710	5,788	5,024
Gain on sales of securities	413	487	416	752
Noninterest Expense	(10,578)	(9,387)	(20,889)	(18,355)

Pretax Income	5,471	5,515	10,719	10,686
Tax Expense	(1,753)	(1,769)	(3,432)	(3,397)

Net Income	$3,718	$3,746	$7,287	$7,289

Basic Earnings Per Share	$0.23	$0.25	$0.46	$0.49
Diluted Earnings Per Share	$0.23	$0.25	$0.45	$0.48
Dividends per share	$0.10	$0.09	$0.20	$0.18
Weighted Average Shares - Basic	16,004	14,919	15,980	14,921
Weighted Average Shares - Diluted	16,180	15,132	16,169	15,140

SELECTED OPERATING RATIOS
Return on Average Assets	0.93%	1.18%	0.92%	1.17%
Return on Average Equity	13.28%	16.20%	13.00%	16.02%
Yield on Interest Earning Assets	5.07%	5.53%	5.14%	5.68%
Cost of funds	1.53%	1.48%	1.57%	1.59%
Net interest spread	3.54%	4.05%	3.57%	4.09%
Net interest margin	3.80%	4.34%	3.83%	4.41%
Efficiency ratio	62.00%	59.90%	61.30%	59.80%
Stockholders’ equity to total assets			6.72%	7.19%
Book value per share			$6.89	$6.42

ASSET QUALITY RATIOS
Ratio of net charge-offs to average loans			0.31%	0.20%
Ratio of allowance to total loans			1.94%	2.54%
Non-performing loans to total loans			1.76%	2.69%
Non-performing assets to total assets			0.96%	1.51%
Allowance to non-performing loans			110%	94%

SELECTED BALANCE SHEET DATA AT PERIOD-END

			6/30/2004	12/31/2003
Loans			$892,500	$852,387
Allowance for Loan Losses			17,329	16,899
Investment Securities			586,058	600,411
Total Assets			1,642,436	1,585,290
Deposits			1,416,758	1,325,682
Short-Term Borrowings			19,294	51,423
Long-Term Debt			90,203	89,500
Stockholders’ Equity			110,319	110,951

SELECTED AVERAGE BALANCE SHEET DATA

	For the three months ended		For the six months ended
	6/30/2004	6/30/2003	6/30/2004	6/30/2003
Loans, net	$872,408	$734,455	$861,393	$727,372
Interest-Earning Assets	1,482,743	1,187,136	1,468,265	1,166,098
Deposits	1,377,652	1,123,400	1,353,540	1,103,801
Total Assets	1,609,643	1,273,561	1,595,654	1,252,419
Common Equity	112,614	92,769	112,685	91,734

Lakeland Bancorp, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	June 30, 2004	December 31, 2003
	(unaudited)
ASSETS (dollars in thousands)
Cash and due from banks	$42,326	$42,760
Federal funds sold and interest-bearing deposits due from banks	34,353	3,324

Total cash and cash equivalents	76,679	46,084

Investment securities available for sale	523,529	557,402
Investment securities held to maturity; fair value of $62,171 in 2004 and $43,650 in 2003	62,529	43,009
Loans:
Commercial	443,239	413,198
Residential mortgages	187,896	185,153
Consumer and home equity	261,365	254,036

Total loans	892,500	852,387
Plus: deferred costs	(1,640)	(851)
Less: Allowance for loan and lease losses	17,329	16,899

Net loans	873,531	834,637
Premises and equipment - net	27,633	27,510
Accrued interest receivable	6,329	6,391
Goodwill and other identifiable assets	28,383	27,609
Bank owned life insurance	28,105	27,575
Other assets	15,718	15,073

TOTAL ASSETS	$1,642,436	$1,585,290

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Noninterest bearing	$271,562	$242,710
Savings and interest-bearing transaction accounts	867,048	795,485
Time deposits under $100	198,233	209,216
Time deposits $100 and over	79,915	78,271

Total deposits	1,416,758	1,325,682
Federal funds purchased and securities sold under agreements to repurchase	19,294	51,423
Long-term debt	33,500	34,500
Subordinated debentures	56,703	—
Other liabilities	5,862	7,734
Guaranteed preferred beneficial interests in Company’s subordinated debentures	—	55,000

TOTAL LIABILITIES	1,532,117	1,474,339

STOCKHOLDERS’ EQUITY
Common stock, no par value; authorized shares, 40,000,000; issued shares, 16,483,551 at June 30, 2004 and December 31, 2003	130,968	131,116
Accumulated Deficit	(8,888)	(12,980)
Treasury stock, at cost, 465,026 shares at June 30, 2004 and 535,025 at December 31, 2003	(6,714)	(7,283)
Accumulated other comprehensive income	(5,047)	98

TOTAL STOCKHOLDERS’ EQUITY	110,319	110,951

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,642,436	$1,585,290

Lakeland Bancorp, Inc. and Subsidiaries

CONSOLIDATED INCOME STATEMENTS

(Unaudited)

	Three months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(In thousands, except per share data)
INTEREST INCOME
Loans and fees	$12,812	$11,725	$25,481	$23,578
Federal funds sold and interest bearing deposits with banks	38	58	48	126
Taxable investment securities	4,728	3,507	9,741	7,139
Tax exempt investment securities	735	712	1,499	1,370

TOTAL INTEREST INCOME	18,313	16,002	36,769	32,213

INTEREST EXPENSE
Deposits	3,274	3,030	6,661	6,466
Securities sold under agreements to repurchase	56	47	167	110
Long-term debt	1,387	470	2,787	872

TOTAL INTEREST EXPENSE	4,717	3,547	9,615	7,448

NET INTEREST INCOME	13,596	12,455	27,154	24,765
Provision for possible loan losses	875	750	1,750	1,500

NET INTEREST INCOME AFTER PROVISION FOR POSSIBLE LOAN LOSSES	12,721	11,705	25,404	23,265

NONINTEREST INCOME
Service charges on deposit accounts	1,839	1,808	3,703	3,319
Commissions and fees	729	616	1,358	1,155
Gain on the sales of securities	413	487	416	752
Other income	347	286	727	550

TOTAL NONINTEREST INCOME	3,328	3,197	6,204	5,776

NONINTEREST EXPENSE
Salaries and employee benefits	5,562	5,051	11,109	10,010
Net occupancy expense	1,004	851	2,025	1,776
Furniture and equipment	907	761	1,752	1,575
Stationery, supplies and postage	341	336	689	666
Legal fees	505	399	989	652
Marketing expense	376	315	691	511
Other expenses	1,883	1,675	3,634	3,165

TOTAL NONINTEREST EXPENSE	10,578	9,388	20,889	18,355

INCOME BEFORE PROVISION FOR INCOME TAXES	5,471	5,514	10,719	10,686
Provision for income taxes	1,753	1,768	3,432	3,397

NET INCOME	$3,718	$3,746	$7,287	$7,289

EARNINGS PER COMMON SHARE
Basic	$0.23	$0.25	$0.46	$0.49

Diluted	$0.23	$0.25	$0.45	$0.48

DIVIDENDS PER SHARE	$0.10	$0.09	$0.20	$0.18